AMENDMENT TO LOAN AGREEMENT AND NOTE

This amendment (the "Amendment”), dated as of the date specified below, is by and between the borrower (the "Borrower”) and the bank (the "Bank”) identified below.

RECITALS

A.     The Borrower and the Bank have executed a Loan Agreement (the "Agreement”) dated NOVEMBER 4, 2009  and the Borrower has executed a Note (the "Note”), dated NOVEMBER 4, 2009, either or both which may have been amended and replaced from time to time, and the Borrower (and if applicable, certain third parties) have executed the collateral documents which may or may not be identified in the Agreement and certain other related documents (collectively the "Loan Documents"), setting forth the terms and conditions upon which the Borrower may obtain loans from the Bank from time to time in the stated amount of $ 2,500,000.00 may be amended from time to time.

B.     The Borrower has requested that the Bank permit certain modifications to the Agreement and Note as described below.

C. The Bank has agreed to such modifications, but only upon the terms and conditions outlined in this Amendment.

TERMS OF AGREEMENT

In consideration of the mutual covenants contained herein, and for other goad and valuable consideration, the Borrower and the Bank agree as follows:

☒ Change in Maturity Date. If checked here, any references in the Agreement or Note to the maturity date or date of final payment are hereby deleted and replaced with " - NOVEMBER 30, 2012”.

 ❑ Change in Maximum Loan Amount.  If checked here, all references in the Agreement and in the Note (whether or not numerically) to the maximum loan amount are hereby deleted and replaced with "$ _____________________________________________________”, which evidences an additional $  _______________________ available to be advanced subject to the terms and conditions of the Agreement and Note.

❑      Temporary Increase in Maximum Loan Amount. If checked here, notwithstanding the maximum principal amount that may be borrowed from time to time under the Agreement and Note, the maximum principal amount that may be borrowed thereunder shall increase from $ to $ effective _________________________ through _________________________ annually.  On _____________________________ through ____________ annually, the maximum principal amount that may be borrowed thereunder shall revert to $ _____________________  and any loans outstanding in excess of that amount will be immediately due and payable without further demand by the Bank.

❑     Change in Multiple Advance Termination Date. If checked here, all references in the Agreement and in the Note to the termination date for multiple advances are hereby deleted and replaced with "_________________________”.

❑  Change in Payment Schedule. If checked here, effective upon the date of this Amendment, any payment terms are amended as follows:

❑     Change In Late Payment Fee. If checked here, subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of _______.% of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank's right to declare a default hereunder.

❑     Change in Closing Fee. If checked here and subject to applicable law, the Borrower will pay the Bank a closing fee of $  _____________ (apart from any prior closing fee) contemporaneously with the execution of this Amendment. This fee is in addition to all other fees, expenses and other amounts due hereunder.

❑     Change in Paid-In-Full Period. If checked here, all revolving loans under the Agreement and the Note must be paid in full for a period of at least __________ consecutive days during each fiscal year. Any previous Paid-in-Full provision is hereby replaced with this provision.

Default Interest Rate. Notwithstanding any provision of this Note to the contrary, upon any default or at any time during the continuation thereof (including  failure to pay upon maturity), the Bank may, at its option and subject to applicable law, increase the interest rate on this Note to a rate of 5% per annum plus the interest rate otherwise payable  hereunder. Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by the Borrower or any guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rate on this Note shall automatically increase to a rate of 5% per annum plus the rate otherwise payable hereunder.

Effectiveness of Prior Documents. Except as specifically amended hereby, the Agreement, the Note and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. All warranties and representations contained in the Agreement and the other Loan Documents are hereby reconfirmed as of the date hereof. All collateral previously provided to secure the Agreement and/or Note continues as security, and all guaranties guaranteeing obligations under the Loan Documents remain in full force and effect. This is an amendment, not a novation.

Preconditions to Effectiveness. This Amendment shall only become effective upon execution by the Borrower and the Bank, and approval by any other third party required by the Bank.

No Waiver of Defaults; Warranties. This Amendment shall not be construed as or be deemed to be a waiver by the Bank of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Amendment.

Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be considered an original, but when taken together shall constitute one document.

Authorization. The Borrower represents and warrants that the execution, delivery and performance of this Amendment and the documents referenced herein are within the authority of the Borrower and have been duly authorized by all necessary action.

Transferable Record. The agreement and note, as amended, is a "transferable record" as defined in applicable law relating to electronic transactions. Therefore, the holder of the agreement and note, as amended, may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the agreement and note, as amended, that is an authoritative copy as defined in such law. The holder of the agreement and note, as amended, may store the authoritative copy of such agreement and note, as amended, in its electronic form and then destroy the paper original as part of the holder's normal business practices. The holder, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Amendment, are hereby expressly incorporated herein by reference.

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Dated as of  November 21, 2011

Borrower name (Organization)

Itex Corporation
a Nevada Corporation

By:  /s/ Steven White
Name and Title Steven M. White, Chief Executive Officer

Agreed to:
U.S. BANK N.A.

By:/s/ Timothy J. Flynn

Name and Title Timothy J. Flynn, Vice President

ADDENDUM TO REVOLVING CREDIT AGREEMENT AND NOTE

This Addendum is made part of the Revolving Credit Agreement and Note (the "Agreement") made and entered into by and between the undersigned borrower (the "Borrower") and the undersigned bank (the "Bank") as of the date identified below. The warranties, covenants and other terms described below are hereby added to the Agreement.

Amendments to Financial Covenants. Financial covenants set forth in the Agreement are modified, added, deleted or restated as more specifically set forth below. Financial covenants which are not modified, restated or deleted below shall remain in full force and effect. Financial terms used in the Amendment which are not specifically defined in the Amendment shall have the meanings ascribed to them under generally accepted accounting principles. For any Borrower or Guarantor who does not have a separate fiscal year end for tax reporting purposes, the fiscal year will be deemed to be the calendar year.

Modification of Borrower Financial Covenants. All Borrower financial covenants, whether set forth below or in the Agreement, will be maintained by Borrower (for purposes of all existing, new and amended financial covenants, the "Subject Party").

Additional or Modified Financial Covenants. The following covenants are hereby added or restated:

Tangible Net Worth at all times in the amount of at least $6,000,000.00.

"Tangible Net Worth" shall mean the total of all assets properly appearing on the balance sheet of the Subject Party in accordance with generally accepted accounting principles, less the sum of the following:

(i) the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trademark rights, trade names, trade name rights, brands, copyrights, patents, patent rights, licenses, deferred charges and unamortized debt discount and expense;

(ii) any write-up in the book value of any such assets resulting from a revaluation thereof subsequent to the date of the
Agreement;

(iii) all reserves, including reserves for depreciation, obsolescence, depletion, insurance, and inventory valuation, but excluding contingency reserves not allocated for any particular purpose and not deducted from assets;

(iv) the amount, if any, at which any shares of stock of the Subject Party appear on the asset side of such balance sheet;

(v) all liabilities of the Subject Party shown on such balance sheet;

(vi) all investments in foreign affiliates and non-consolidated domestic affiliates; and

(vii) all accounts or notes due to the Subject Party from any shareholder, director, officer, employee or affiliate of the Subject Party or from any relative of such party.

Dated as of November 21, 2011

(Individual)	(Non-Individual)

ITEX Corporation
Borrower Name N/A	a/an Nevada Corporation

Borrower Name N/A	By: /s/ Steven White
Name and Title: Steven M. White, Chief Executive Officer

By: _____________________________
Name and Title N/A

Agreed to:
U.S. BANK N.A.

By: /s/ Timothy J. Flynn
Name and Title: Timothy J. Flynn, Vice President